Exhibit 10.1

EQUITY COMPENSATION PROGRAM

FOR NON-EMPLOYEE DIRECTORS

UNDER THE DIGIMARC CORPORATION 2018 INCENTIVE PLAN

The following provisions set forth the terms of the equity compensation program (the “Program”) for non-employee directors of Digimarc Corporation (the “Company”) under the Digimarc Corporation 2018 Incentive Plan (the “Plan”). The following terms are intended to supplement, not alter or change, the provisions of the Plan, and in the event of any inconsistency between the terms contained in this document and in the Plan, the Plan shall govern. All capitalized terms that are not defined in this document shall be as defined in the Plan.

1. Eligibility

Each director of the Company elected or appointed to the Board who is not otherwise an officer or employee of the Company or a Related Company (an “Eligible Director”) is eligible to receive the Awards set forth in the Program.

2. Initial Equity Grant

Each Eligible Director who is first elected or appointed to the Board on or after the date of the 2015 annual meeting of shareholders will automatically receive a Restricted Stock Award for the number of shares of Common Stock calculated by dividing $200,000 by the closing price of the Common Stock on the Grant Date, with any fractional share rounded to the nearest whole share (an “Initial Grant”). The Grant Date for an Initial Grant to an Eligible Director is the date of that director’s first election or appointment to the Board (the “Initial Grant Date”).

Each Initial Grant will vest and cease to be subject to forfeiture over the three-year period commencing on the Initial Grant Date, with 1/3 of the shares to vest and cease to be subject to forfeiture on each of the first three anniversaries of the Initial Grant Date.

3. Annual Equity Grants

Immediately following each annual meeting of shareholders, each Eligible Director will automatically receive a Restricted Stock Award for the number of shares of Common Stock calculated by dividing $100,000 by the closing price of the Common Stock on the Grant Date, with any fractional share rounded to the nearest whole share (an “Annual Grant”). If an Eligible Director is first elected or appointed to the Board between annual meetings, such Eligible Director will automatically receive a pro-rated Annual Grant for the number of shares of Common Stock calculated by dividing the pro-rated portion of $100,000 (multiplied by the quotient calculated by dividing by 365 the difference between 365 and the number of days elapsed between the date of the annual meeting that occurred before the Eligible Director was first elected or appointed and the date the Eligible Director was first elected or appointed, and rounded to the nearest 100th) by the closing price of the Common Stock on the Grant Date, with any fractional share rounded to the nearest whole share. The Grant Date of an Annual Grant will be the date of the annual meeting for Annual Grants made to Eligible Directors on the date of such annual meeting and will be the same as the Initial Grant Date for each Eligible Director receiving a pro-rated Annual Grant. Each Annual Grant will vest and cease to be subject to forfeiture on the earlier of the first anniversary of the Grant Date for the Annual Grant or immediately prior to the next annual meeting of shareholders that occurs prior to such first anniversary, but at least 50 weeks after the prior year’s annual meeting of shareholders. In the event of an Eligible Director’s death, any unvested portion of an Annual Grant granted to the director will become fully vested and no longer subject to forfeiture.

4. Option Exercise Price

Each stock option granted under the Program (each, an “Option”) will have a per share exercise price equal to the Fair Market Value of the Common Stock on the Grant Date of the Option.

5. Term of Options

Each Option expires ten years from its Grant Date, but is subject to earlier termination as follows:

(A) In the event that an Eligible Director ceases to be a director for any reason other than death, the unvested portion of any Option granted to the director will terminate immediately, and the director may exercise the vested portion of the Option only within three years after he or she ceases to be a director or prior to the date on which the Option expires by its terms, whichever is earlier.

(B) In the event of an Eligible Director’s death, the unvested portion of any Option granted to the director will become fully vested and exercisable. The Option is exercisable only within three years after the date of death of the director or prior to the date on which the Option expires by its terms, whichever is earlier, and only by the personal representative of the director’s estate, the person(s) to whom the director’s rights under the option have passed by will or the applicable laws of descent and distribution, or any beneficiary designated pursuant to Section 14 of the Plan.

6. Exercise of Options

An Eligible Director or an individual set forth in Section 5(B), as applicable, may exercise the Options by giving notice to the Company (or a brokerage firm designated or approved by the Company). The notice must state the number of shares of Common Stock exercised and be accompanied by payment in full for the Common Stock. Payment may be made, to the extent permitted by applicable laws and regulations, in whole or in part, (a) in cash or check; (b) by having the Company withhold shares of Common Stock that would otherwise be issued on exercise of the Option that have an aggregate Fair Market Value equal to the aggregate exercise price of the shares being purchased under the Option; (c) by tendering (either actually or by attestation) shares of Common Stock owned by the director that have an aggregate Fair Market Value equal to the aggregate exercise price of the shares being purchased under the Option; (d) if and so long as the Common Stock is registered under the Exchange Act, by delivery of a properly executed exercise notice, together with irrevocable instructions to a broker, to promptly deliver to the Company the amount of proceeds to pay the exercise price, all in accordance with the regulations of the Federal Reserve Board.

7. Change of Control

Upon a Change in Control or Company Transaction, all Awards outstanding and held by an Eligible Director as of the date of the Change of Control or Company Transaction, and which are not then exercisable and vested or no longer subject to forfeiture, will immediately become fully exercisable and vested, and no longer subject to forfeiture.

8. Amendment

The Board may amend the provisions contained within this Program as it believes advisable. An amendment may not, without the consent of the Eligible Director, impair or diminish any rights of an Eligible Director or any rights of the Company under an Award.

Provisions of the Plan (including any amendments) not discussed above, to the extent applicable to Eligible Directors, continue to govern the terms and conditions of Awards granted to Eligible Directors.